 EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-37194, 333-91174, 333-141276, 333-152873 and 333-161242) on Form S-8 and the Registration Statement on Form S-3 (No. 333-128537) of Drew Industries Incorporated and subsidiaries of our report dated March 11, 2010, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Stamford, Connecticut
March 11, 2010